Exhibit 1

CERTIFICATE OF INCORPORATION

OF

QI SYSTEMS INC.

FIRST: The name of this Corporation is: QI Systems Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: This Corporation is authorized to issue one class of shares to be designated common stock. The total number of shares of common stock which this Corporation is authorized to issue is 100,000,000, with a par value of $.001. Shares of common stock possess identical rights and preferences in every respect.

FIFTH: The Corporation is to have perpetual existence.

SIXTH:

1.            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of voting stock of the Corporation entitled to vote generally in the election of directors voting together as a single class (the “Voting Stock”); or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors.

2.             In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

CERTIFICATE OF INCORPORATION OF QI SYSTEMS INC.

Exhibit 1

3.            The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

4.            The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Corporation’s Bylaws by the stockholders of this Corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

5.            No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

6.            Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

7.            Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the Voting Stock.

SEVENTH: Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article SIXTH or this Article SEVENTH.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article SEVENTH of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

NINTH:

1.            To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.            The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or

CERTIFICATE OF INCORPORATION OF QI SYSTEMS INC.

Exhibit 1

was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

3.            Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: The name and mailing address of the incorporator is:

Stockton B. Clemons

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

TWELFTH: The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of the stockholders or until their successors are elected and qualified are:

NAME	MAILING ADDRESS

Steven R. Garman	704 Saddlebrook Road, Colleyville, Texas 76034

Richard H. Murray	3820 Jacombs Road, Unit 101, Richmond, British

Columbia, Canada V6V 1Y6

Matthew G. Yugovich	8806 Hwy 87, Lubbock, Texas 79423

Billy Gene Parker, Jr.	#3 Spotted Deer, The Woodlands, Texas 77381

William J. Reid	906 Graythorpe Place, Victoria, British Columbia,

Canada V8X 4K5

Alan D. Graves	17080 103 Ave., Surrey, British Columbia, Canada V4N 3K9

THIRTEENTH: The effective time and date of the incorporation effected hereby shall be 12:01 a.m., July 1, 2006.

CERTIFICATE OF INCORPORATION OF QI SYSTEMS INC.

Exhibit 1

This Certificate of Incorporation is being filed together with a Certificate of Domestication in accordance with Section 388 of the General Corporation Law of the State of Delaware and this Certificate of Incorporation has been approved in the manner provided for by the documents governing QI Systems Inc.’s internal affairs and the conduct of its business.

IN WITNESS WHEREOF, I, being the incorporator listed in Article ELEVENTH above and to form a corporation pursuant to the provisions of the Delaware General Corporation Law, make this Certificate, declare and certify that this is my act and deed and that the facts stated herein are true, and hereunto set my hand this 23rd day of June, 2006.

QI SYSTEMS INC.

/s/ Stockton B. Clemons

Stockton B. Clemons, Incorporator

CERTIFICATE OF INCORPORATION OF QI SYSTEMS INC.